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                                                                   EXHIBIT 10.15

                                 SEPARATION AGREEMENT


AGREEMENT made as of the 31st day of December, 1996, by and between AVECOR Cardiovascular Inc. (the "Company") and Glenn D. Taylor ("Executive").

In consideration of the mutual covenants made herein and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Executive hereby resigns, effective immediately, as an officer, director and employee of the Company and of AVECOR Cardiovascular Ltd., a subsidiary of the Company.

2. Executive's base compensation and benefits shall be paid through December 31, 1996, in accordance with the terms of a letter agreement between the parties dated December 27, 1995. Executive shall remain entitled to an Executive Bonus for 1996 payable in accordance with the terms of said letter agreement and the Company's Executive Bonus Plan.

3. From and after January 1, 1997, the Company shall pay to or for the benefit of Executive the following:

    a. An amount equal to Executive's annual base compensation, less any deductions required by law, shall be paid through December 31, 1997, payable from time to time in the manner in which Executive's base compensation is currently paid. Payment of the foregoing amount shall not constitute Executive an employee of the Company, and Executive shall be under no obligation to provide any services to the Company.

    b. The Company will continue to maintain for Executive's benefit medical and dental insurance with the coverage currently in effect under the Company's Medical and Dental Insurance Plans.

    c. Executive's options to acquire 150,000 shares of the Company's common stock will vest as to 37,500 of such shares and be exercisable as to such shares in accordance with the terms of the applicable option agreement, and the option will lapse and terminate as to the remaining 112,500 shares. In the case of Executive's incentive stock option, the option will vest as to 8,333 shares and be exercisable through March 31, 1997. In the case of Executive's non-statutory option, the option will vest as to 29,167 shares and be exercisable through January 31, 1997.

    d. The Company will continue to indemnify Executive as authorized or permitted by law in accordance with its Bylaws and the indemnification provisions of the Minnesota Business Corporation Act for liabilities incurred by or claims made against Executive by reason of his service as an officer or director of the Company.

4. Except as provided in this Agreement, Executive acknowledges that he will have no entitlement to any further compensation or benefits from the Company.

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5.  Agreements between the Company and Executive regarding Non-Disclosure of
    Confidential Information, Non-Competition and Ownership of Intellectual Property will remain in effect according to their respective terms, and pursuant to its terms, the Non-Competition Agreement will expire December 31, 1997.

6. This Agreement may be modified or amended only by a writing signed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement is not assignable by either party without the prior written consent of the other party.

7. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


AVECOR CARDIOVASCULAR INC.


By:  /s/  ANTHONY BADOLATO
    ------------------------------
         Chief Executive Officer



/s/  GLENN D. TAYLOR
-----------------------------------
Glenn D. Taylor
Executive


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